Exhibit 99.1
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FOR IMMEDIATE RELEASE                        Contact: Becky Haight
                                                      Investor Relations
                                                      Pathnet
                                                      877 227-5600
                                                      investor@pathnet.net

                                                      Kye Presley-Dowd
                                                      Media Relations
                                                      Pathnet
                                                      202 295-3286
                                                      media@pathnet.net


          PATHNET ANNOUNCES AGREEMENTS FOR STRATEGIC INVESTMENTS FROM
                         COLONIAL PIPELINE,BNSF AND CSX

       Pathnet to Receive Cash and Access to 12,000 Miles of Rights-of-Way


WASHINGTON, DC, NOVEMBER 9, 1999 - Pathnet today announced that it has entered into agreements providing for strategic investments from Colonial Pipeline Company, Burlington Northern Santa Fe Corporation (BNSF) and CSX Corporation, valued at $250 million. As part of these agreements, Pathnet will receive the right to develop over 12,000 miles of the investors' rights-of-way holdings. Each of the companies is contributing various levels of rights-of-way at values based on the routes. In addition to providing a portion of the rights-of-way access, Colonial Pipeline will also make a $63 million cash investment in Pathnet. The new investors collectively will receive an approximate one-third equity stake in Pathnet, as well as proportionate representation on the Pathnet Board of Directors. Pathnet expects to close the transaction immediately following receipt of regulatory and other required approvals.

"There can be no stronger endorsement of Pathnet's business strategy and its overall value proposition than to have industry leaders like Colonial Pipeline, BNSF and CSX elect to invest in Pathnet," said Dick Jalkut, Pathnet president and chief executive officer. "The right to select from our new partners' extensive rights-of-way facilitates our strategy of reaching under-served and second- and third-tier markets through unique network corridors while enhancing our `smart build' approach," he added.

As a carrier's carrier, Pathnet is a leader in bridging the "Digital Divide" by building digital networks enabling competitive telephony service in areas where a choice - or even current access - may be limited. This strategic relationship gives Pathnet, which has plans to connect over 230 second- and third-tier markets to larger tier-one markets, an extensive right-of-way inventory with no cash outlay. Significant portions of these development rights are exclusive. Pathnet will also gain access to the specialized skills of the largest of its new investors, Colonial Pipeline, such as

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operations,  engineering  and legal resources to accelerate the execution of its strategy of developing a nationwide network.

"Colonial chose to invest in Pathnet after an exhaustive search of other telecommunication companies' business plans," said David Lemmon, chief executive officer of Colonial. "Pathnet's unique focus meshes perfectly with Colonial's vision of extending into the telecommunications business."

"BNSF's decision to make right-of-way available in exchange for an equity position in Pathnet is indicative of our confidence in the management team Dick Jalkut has assembled at Pathnet," said Robert D. Krebs, chairman and chief executive officer of BNSF.

"CSX views this deal as an excellent opportunity to leverage the value of its rail network. We are impressed with Pathnet's capabilities and look forward to working closely with them to realize the outstanding future benefits of this project." said John W. Snow chairman and chief executive officer of CSX.

About Colonial Pipeline Company
Colonial Pipeline Company, headquartered in Atlanta, Georgia operates the world's largest refined products pipeline, delivering a daily average of 80 million gallons of gasolines, kerosenes, home heating oils, diesel fuels and national defense fuels to shipper terminals in 12 states and the District of Columbia. Colonial's 5,349 mile pipeline system transports fuels from Texas, Louisiana, Mississippi and Alabama to 267 marketing terminals located near the major population centers throughout the Southeast and along the Eastern Seaboard. In addition, Colonial provides a portfolio of information and logistics management services to its customers.

About Burlington Northern Santa Fe Corporation
Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF (NYSE: BNI), headquartered in Fort Worth, Texas, operates one of the largest rail networks in North America, with 34,000 route miles of track covering 28 states and two Canadian provinces.

About CSX Corporation
CSX Corporation (NYSE: CSX), based in Richmond, Virginia, operates the largest rail network in the Eastern United States and also provides intermodal, container shipping and terminal services and contract logistics services.

About Pathnet
Pathnet is a carriers' carrier providing high capacity, digital bandwidth and access services to under-served and second- and third-tier U.S. markets. It provides service to inter-exchange carriers, local exchange carriers, Internet service providers, Regional Bell Operating Companies, cellular operators and resellers. Pathnet currently has 6,100 route miles of completed network and 1,400 route miles of network under construction. The company's headquarters are located in

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Washington,  D.C.,  at 1015  31st  Street,  NW,  Washington,  D.C.,  20007.  For
additional   information   about   Pathnet,   visit  the  company  Web  site  at
www.pathnet.net.


The statements made by Pathnet in this press release may be forward-looking in nature. No assurance can be given that future results will be achieved; actual results may differ materially from those projected in forward looking statements. Pathnet believes that its primary risk factors include, but are not limited to: signing additional agreements with private network operators and others; offering services to telecommunication service providers; entering into partnering arrangements; and building a digital network. Additional information concerning these and other potential important factors can be found within Pathnet's public filings with the U.S. Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

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